Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
SAINT CORPORATION
SAINT ACQUISITION CORPORATION
and
SWIFT TRANSPORTATION CO., INC.
Dated as of January 19, 2007

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 19, 2007, by and among Saint Corporation, a Nevada corporation (the “Parent”), Saint Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Parent (“MergerCo”), and Swift Transportation Co., Inc., a Nevada corporation (the “Company”).
RECITALS
          WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving the Merger (as defined herein) as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, in the Merger, upon the terms and subject to the conditions set forth in this Agreement, each share of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), other than Excluded Shares (as defined herein) will be converted into the right to receive $31.55 per share in cash;
          WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (excluding Jerry Moyes) (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders (other than the Contributing Stockholders (as defined below)), and declared it advisable to enter into this Agreement, (ii) adopted this Agreement and approved the Merger, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend that the stockholders of the Company approve this Agreement;
          WHEREAS, the Boards of Directors of Parent and MergerCo have unanimously approved this Agreement and declared it advisable for Parent and MergerCo to enter into this Agreement;
          WHEREAS, pursuant to the Equity Rollover Commitments (as defined herein) entered into as of the date of this Agreement, certain existing stockholders of the Company (the “Contributing Stockholders”) have committed to contribute Shares (as defined herein) and certain other assets to Parent immediately prior to the Effective Time in exchange for shares of capital stock of Parent;
          WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Company, the Contributing Stockholders and certain Affiliates of the Contributing Stockholders have entered into a voting agreement (the “Voting Agreement”);
          WHEREAS, the Company has amended the Rights Agreement, dated as of July 18, 2006, to render such agreement inapplicable to this Agreement, the Merger and other agreements entered into, and actions taken, in connection herewith (including, but not limited to, the Equity Rollover Commitments and the Voting Agreement);

          WHEREAS, concurrently with the execution of this Agreement, Parent is delivering to the Company a Guarantee of Jerry Moyes, dated as of the date hereof, with respect to matters set forth therein;
          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I.
THE MERGER
          Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), at the Effective Time, (a) MergerCo will merge with and into the Company (the “Merger”), (b) the separate corporate existence of MergerCo will cease and the Company will continue its corporate existence under Nevada law as the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the NRS.
          Section 1.2 Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. local time as promptly as practicable, but not later than the tenth Business Day following the day on which the last condition set forth in Article VI is satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”).
          Section 1.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable following the Closing, the Company and MergerCo will cause articles of merger (“Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Nevada in accordance with Section 92A.200 of the NRS. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or at such later date or time as may be agreed by MergerCo and the Company in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

          Section 1.4 Organizational Documents.
          (a) Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation of MergerCo as in effect immediately prior to Effective Time and as so amended shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.
          (b) Bylaws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be in the form of (except with respect to the name of the Company) the bylaws of MergerCo, as in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.
          Section 1.5 Directors and Officers of Surviving Corporation. The directors of MergerCo and officers of the Company (other than those who MergerCo determines shall not remain as officers of the Surviving Corporation or those who submit their resignations as of or after the Effective Date) immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
ARTICLE II.
EFFECT OF THE MERGER ON CAPITAL STOCK
          Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of MergerCo or the Company or the holder of any capital stock of MergerCo or the Company:
          (a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by the Company (as treasury stock or otherwise), Parent or MergerCo or any of their direct or indirect wholly owned Subsidiaries (other than Shares held on behalf of third parties) will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange therefor (each such Share, an “Excluded Share” and such Shares collectively, the “Excluded Shares”).
          (b) Conversion of Common Stock. Each share of Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive $31.55 in cash, without interest (the “Merger Consideration”).
          (c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and will cease to exist, and each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except (in the case of Shares other than Excluded Shares) the right to receive the Merger Consideration, without interest, in accordance with Section 2.2.
          (d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one (1) share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (e) No Dissenters’ Rights. Pursuant to Section 92A.390 of the NRS, no dissenters’ rights or rights of appraisal will apply in connection with the Merger.
          Section 2.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), Parent will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article II from time to time after the Effective Time. Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Parent.
          (b) Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such

Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered forthwith will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
          (c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options or Company RSUs any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. With respect to any such payment to be made to any Person, to the extent required by Law, the Parent may withhold from such payment an amount equal to 10% thereof and pay over such amount to the Internal Revenue Service if such Person (i) has, at any time during the shorter of the periods described in section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations thereunder, beneficially owned more than 5%, taking into account the constructive ownership rules described in section 897(c)(6)(C) of the Code and the Treasury Regulations thereunder, of the fair market value of any class of stock of the Company, and (ii) has not, prior to the time for making such payment, delivered to the Acquisition Sub a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that such Person is not a foreign Person within the meaning of the Code and applicable Treasury Regulations; provided, however, that Parent shall not make any withholding pursuant to the foregoing sentence if the Company has delivered to Parent prior to Closing a statement described in Treasury Regulations section 1445-2(c)(3) reasonably acceptable to Parent. With respect to the foregoing sentence, the Parent shall not be deemed to be in default of any of its obligations under this Agreement by virtue of having withheld such amount and the amount so withheld shall be deemed to have been paid to such Person for all purposes under this Agreement. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options or Company RSUs, as the case may be, in respect of which such deduction and withholding was made.
          (d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates one year after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.
          Section 2.3 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
          Section 2.4 Treatment of Stock Options and Other Equity Based Awards. (a) Each option to purchase Shares, whether or not vested (collectively, the “Stock Options”), outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans will at the Effective Time be cancelled and the holder of such Stock Option, in full settlement of such Stock Option, will be entitled to receive from the Surviving Corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.
          (b) As of the Effective Time, each Company RSU, whether or not vested, that is outstanding immediately prior to the Effective Time will be cancelled and extinguished, and the holder thereof will be entitled to receive from the Surviving Corporation in respect of each such RSU an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration, without interest.

          (c) The Company shall take all actions with respect to the Company Employee Stock Purchase Plan (the “Company ESPP”), including, if appropriate, amending the terms of the Company ESPP, that are necessary to (i) cause the ending date of the Offering Period (as such term is defined in the Company ESPP) under the Company ESPP that is in effect as of the date of this Agreement to occur on or before the last trading day prior to the Effective Time, if the Effective Time is prior to the end of such Offering Period, (ii) cause all then-existing offerings under the Company ESPP to terminate immediately following the purchase on the earlier of the last trading day prior to the Effective Time or the ending date of the Offering Period that is in effect as of the date of this Agreement (such earlier date, the “Final Purchase Date”), (iii) suspend all future offerings that would otherwise commence under the Company ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the Company ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, which shares shall be treated in the manner described in Section 2.1.
          (d) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions including, without limitation, adopting any plan amendments and obtaining any required consents, as shall be required to effectuate the actions contemplated by this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.
          Section 2.5 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares and certain other assets to Parent pursuant to the Equity Rollover Commitments shall be deemed to occur immediately prior to the Effective Time and prior to any other event described above.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Company to Parent and MergerCo concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section) or as and to the extent set forth in the Company SEC Documents filed on or after December 31, 2005 and prior to the date of this Agreement, the Company hereby represents and warrants to Parent and MergerCo as follows:
          Section 3.1 Organization; Power; Qualification. The Company and each of its Material Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized)

under the Laws of its jurisdiction of organization. Each of the Company and its Material Subsidiaries has the requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified and licensed to do business as a foreign corporation or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has previously delivered to Parent a complete and correct copy of each of its articles of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has delivered the articles of incorporation and bylaws (or similar organizational documents) of each of its Material Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any Material Subsidiary is in violation of its organizational or governing documents in any material respect.
          Section 3.2 Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has unanimously (excluding Jerry Moyes) (i) determined that the Merger is fair to, and in the best interests of the Company and its stockholders (other than the Contributing Stockholders), and declared it advisable to enter into this Agreement with Parent and MergerCo, (ii) adopted this Agreement and approved the Merger (as defined below), upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend that the stockholders of the Company approve this Agreement (including the recommendation of the Special Committee, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and MergerCo, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

          Section 3.3 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of the close of business on December 31, 2006 (the “Measurement Date”), 75,087,143 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, 25,776,359 Shares were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options or the terms of Company RSUs outstanding as of the Measurement Date or pursuant to the Company ESPP, there has been no change in the number of outstanding Shares or the number of outstanding Stock Options or Company RSUs. As of the Measurement Date, 3,422,386 Stock Options to purchase shares of Common Stock were outstanding with an average exercise price of $19.776, and there were 2,138 Company RSUs outstanding. Except as set forth in this Section 3.3 and for the shares of Participating Preferred Stock which have been reserved for issuance upon the exercise of rights granted under the Company Rights Agreement and the 6,500,000 shares reserved for issuance pursuant to the Company ESPP, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights) issued, reserved for issuance or outstanding. Since the Measurement Date through the date of this Agreement, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 5.1 if made after the date of this Agreement.
          (b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.
          (c) Except as set forth in this Section 3.3, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (ii) contractual obligations of the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights.
          (d) Other than the issuance of Shares upon exercise of Stock Options or pursuant to the terms of Company RSUs, since December 12, 2006 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the

Company’s securities, and their respective boards of directors have not authorized any of the foregoing.
          (e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 3.13(a) of the Company Disclosure Letter. The Company has provided to Parent or any of its Affiliates correct and complete copies of all Company Stock Award Plans and all forms of options and other stock based awards (including award agreements) issued under such Company Stock Award Plans. All Stock Options have an exercise price equal to no less than the fair market value of the underlying Shares on the date of grant; provided that no representation is made hereunder with respect to Stock Options issued prior to November 1, 2005.
          (f) Section 3.3(f) of the Company Disclosure Letter sets forth all outstanding indebtedness for borrowed money (including capital leases) other than borrowings incurred after the date of this Agreement in compliance with Section 5.1. No indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.
          Section 3.4 Subsidiaries. Section 3.4 of the Company Disclosure Letter sets forth a complete and correct list of each of the Company’s “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act) (such Subsidiaries of the Company, the “Material Subsidiaries”). All equity interests of the Material Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights; provided that no representation is made hereunder with respect to equity interests issued prior to November 1, 2005 if the issuance thereof is a Moyes-Specific Event. All such equity interests owned by the Company or another Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).
          Section 3.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”);

(iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and the related Rule 13E-3 Transaction Statement (the “Schedule 13E-3”); (iv) any filings required by, and any approvals required under, the rules and regulations of the Nasdaq Stock Market, Inc. (the “NASDAQ”); (v) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable non-U.S. competition, antitrust or investment Laws; and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of the Material Subsidiaries or by which any material assets of the Company or any of its Material Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any material Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any material Company Contract; or (vi) cause the creation or imposition of any Liens on any Company Assets, other than Permitted Liens; except, in the cases of clauses (ii) — (vi), as would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.7 Voting. (a) Except as provided in Section 6.1(a), the Requisite Company Vote is the only vote of the holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the NRS or other applicable Laws) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.
          (b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Material Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Material Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

          Section 3.8 Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or other federal securities Laws since November 1, 2005 (the forms, statements, reports and documents filed or furnished with the SEC since November 1, 2005, including any amendments thereto, the “Company SEC Documents”). As of their respective dates (except as and to the extent that such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, or in the case of Company SEC Documents filed after the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents filed or furnished on or prior to the date of this Agreement included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX. As of the date hereof, there are no outstanding or unresolved comments from the SEC in respect to any of the Company SEC Documents.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents in all material respects the earnings, comprehensive income, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.
          (c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since November 1, 2005, the Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or furnished under the Exchange Act is recorded, processed, summarized and reported within the required time periods. Since November 1, 2005, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.
          Section 3.9 Undisclosed Liabilities. Except as and to the extent disclosed or reserved against on the balance sheet of the Company dated as of September 30, 2006 (including the notes thereto) included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would reasonably be expected to have a Company Material Adverse Effect.
          Section 3.10 Absence of Certain Changes. (a) Since September 30, 2006, there has not been any Company Material Adverse Effect or any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
          (b) Since September 30, 2006 and through the date of this Agreement, the Company and each of its Material Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of any of Sections 5.1(a), (b), (c)(i) — (ii), (c)(iv) — (v), (e), (f) (except with respect to dispositions of assets having an aggregate value not in excess of $75,000,000 for all such dispositions), (g), (h), (i), (j), (k), (l), (m) and (n) (except with respect to the Company’s Subsidiaries or former Subsidiaries) or (ii) agreement or commitment to do any of the foregoing.
          Section 3.11 Litigation. There are no charges complaints, grievances, claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations before or with any arbitrator or Governmental Entity (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Material Subsidiaries which (a) would reasonably be expected to have a Company Material Adverse Effect if adversely determined or (b) as of the date of this Agreement, involves a claim for monetary damages in excess of $1,000,000 or seeks any relief that would prohibit or materially restrict the Company or any of its Subsidiaries (or following the Effective Time, Surviving Corporation or any of its Affiliates) from operating their respective businesses in a manner consistent with past practice, other than property damage or personal injury and cargo liability claims resulting from automobile accidents where the

Company has an uninsured exposure in excess of $2,000,000. There is no outstanding Order or settlement agreement against the Company or any of its Material Subsidiaries or by which any property, asset or operation of the Company or any of its Material Subsidiaries is bound or affected that would reasonably be expected to have a Company Material Adverse Effect.
          Section 3.12 Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Material Subsidiaries is a party to or bound by any Contract: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which is an employment agreement with any management employee; (iii) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay, stay bonus or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, MergerCo, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof; (iv) which requires remaining payments by the Company or any of its Subsidiaries in excess of $1,000,000 or requires provision of services by the Company having a value in excess of $1,000,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of six (6) months or less without penalty other than customer contracts; (v) which is a dedicated customer contract representing estimated annual transportation revenue in excess of $15,000,000; (vi) which materially restrains, limits or impedes the Company’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ or the Surviving Corporation’s activities; (vii) between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) on the other hand other than with Jerry Moyes, Interstate Equipment Leasing, Inc., SME Industries, Inc., or any of their Affiliates; (viii) which is a joint venture agreement, partnership agreement and other similar contract and agreement involving a sharing of profits and expenses; (ix) which is an agreement governing the terms of indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services in the ordinary course of business, or loans or advances and expense reimbursements made to employees, drivers or owner-operators of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice; (x) which is an agreement governing the terms of indebtedness or any other obligation of third parties owed by or guaranteed by the Company or any of its Subsidiaries; or (xi) which relates to the purchase or lease of more than 250 trucks or 500 trailers (other than with Interstate Equipment Leasing, Inc.). Each contract, arrangement, commitment or understanding of the type described in clauses (i) through (xi) of this Section 3.12 (a) is referred to herein as a “Disclosed Contract”.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Disclosed Contract is valid and binding on the

Company and any of its Material Subsidiaries that is a party thereto, as applicable, and is in full force and effect, other than any such Disclosed Contracts that expire or are terminated after the date hereof in accordance with their terms or amended by agreement with the counterparty thereto; provided that if any such Disclosed Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Disclosed Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Disclosed Contract, (iii) to the Knowledge of the Company, there is no event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Disclosed Contract and (iv) as of the date hereof, no party has given notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Disclosed Contract.
          Section 3.13 Benefit Plans.
          (a) Section 3.13(a) of the Company Disclosure Letter lists each of the Benefit Plans, and separately indicates which of the Benefit Plans are multiemployer plans within the meaning of Section 3(37) of ERISA (“Company Multiemployer Plans”) and which of the Benefit Plans are Foreign Plans. Other than Company Multiemployer Plans, the Company has furnished or made available to Parent copies of the Benefit Plans and all amendments thereto together with, where applicable, each Benefit Plan’s most recent Form 5500, summary plan description and any summaries of material modifications thereto. Section 3.13(a) of the Company Disclosure Letter identifies each of the Benefit Plans that is (i) an ERISA Plan that is intended to be qualified under Section 401(a) of the Code or (ii) a Foreign Plan that provides for defined benefit pension benefits.
          (b) To the Knowledge of the Company, all Benefit Plans other than Company Multiemployer Plans (“Company Benefit Plans”) are in compliance in all material respects with ERISA, the Code and other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that the Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and neither the Company nor any of its Subsidiaries, as applicable, is aware of any circumstances that reasonably would be expected to cause the loss of such qualification.
          (c) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans, other than routine claims for benefits.
          (d) Neither the Company nor any of its Subsidiaries has any express commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not materially increase the liabilities or obligations under any such plans.
          (e) To the Company’s Knowledge, no condition exists, and no event has occurred, with respect to any Company Multiemployer Plan that could reasonably be expected to present a material risk of a complete or partial withdrawal under subtitle E of Title IV of ERISA that could result in any liability of the Company, any of its Subsidiaries or any of their ERISA Affiliates in respect of such Company Multiemployer Plan that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company and its Subsidiaries nor any ERISA Affiliate has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in section 3(37) of ERISA) or incurred any material liability under section 4204 of ERISA that has not been satisfied in full.
          (f) No Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA or under any analogous Foreign Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).
          (g) Except as set forth on Section 3.13(g) of the Company Disclosure Letter, neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, consultant or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, consultant or director, (iii) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (iv) limit, in any way, the Surviving Corporation’s ability to amend or terminate any Benefit Plan.
          (h) Except for Company Multiemployer Plans, at no time in the six year period preceding the Closing Date has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA.
          (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan that is a Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any governmental authority questioning or challenging such compliance, (ii) each Benefit Plan that is a Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any governmental authority, has been so registered or approved, and (iii) all contributions to each Benefit Plan that is a Foreign Plan required to be made by the Company or its Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices.
          Section 3.14 Labor Relations. (a) As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, there is no pending and, to the Knowledge of the Company, there is no threatened strike, picket, work stoppage, lockout, work slowdown or other labor dispute affecting the Company or any of its Subsidiaries, and there have been no such actions or events since November 1, 2005.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company or any Material Subsidiary.
          (c) Neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating a collective bargaining agreement or similar labor agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries. As of the date hereof, no representation election petition or application for certification or unit clarification is pending with the National Labor Relations Board or any Governmental Entity, and no labor union or labor organization is currently engaged in or, to the Knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries.
          (d) Since November 1, 2005, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the federal Worker Adjustment Retraining and Notification Act, as amended, and the rules and regulations promulgated thereunder (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act. To the knowledge of the Company, no employee of either the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) in the past ninety (90) days.
          Section 3.15 Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect:

          (a) All federal Income Tax Returns and all other Tax Returns required to be filed by or with respect to the Company or any of its Material Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are correct and complete.
          (b) The Company and its Material Subsidiaries have fully and timely paid, or are contesting in good faith by appropriate proceedings, all Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them. The Company and its Material Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before December 31, 2005 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction. The charges, accruals and reserves for Taxes with respect to the Company and its Material Subsidiaries reflected in the consolidated balance sheet for the fiscal quarter ended September 30, 2006 are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.
          (c) As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Material Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.
          (d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Material Subsidiaries.
          (e) Neither the Company nor any of its Material Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any Material Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired.
          (f) There are no Liens on any of the assets of the Company or any of its Material Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.
          (g) Neither the Company nor its Material Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.
          (h) Neither the Company nor its Material Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “listed transactions,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

          (i) Neither the Company nor any of its Material Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Material Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.
          (j) Neither the Company nor any of its Material Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code.
          (k) The Company has provided to Parent or any of its Affiliates correct and complete copies of all Income Tax Returns filed by the Company or any of its Material Subsidiaries for Tax years ending in 2005 and thereafter.
          (l) The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to any Taxes related in any way to the Company, any of its Material Subsidiaries or this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
          Section 3.16 Environmental Liability. (a) Except for matters that would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Material Subsidiaries have complied with and are in compliance with all applicable Environmental Laws and have obtained, and are in compliance with all Environmental Permits required for their operations as currently conducted; provided that no representation is made hereunder with respect to compliance prior to November 1, 2005 if such non-compliance is a Moyes-Specific Event; (ii) there are no investigations pending or, to the Knowledge of the Company, threatened, concerning Release of Hazardous Materials or compliance by the Company with any Environmental Law; and (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Material Subsidiaries; (iv) there is no Cleanup planned or being conducted by the Company or any Material Subsidiary or to the Company’s Knowledge by any other party on any property owned, leased or operated by the Company or any of its Material Subsidiaries; and (v) the Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company which have been prepared since November 1, 2005 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently owned, operated or leased by the Company or any of its Material Subsidiaries, or regarding the Company’s or any of its Material Subsidiaries’ compliance with applicable Environmental Laws.
          (b) The representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Law or Environmental Permits, or with respect to any Environmental Claim or environmental, health or safety matter, including natural resources, related in any way to the Company or this Agreement or its subject matter, and no other representation or warranty contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.
          Section 3.17 Title to Real Properties. To the Knowledge of the Company as of the date of this Agreement, Section 3.17 of the Company Disclosure Letter contains a complete and correct list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”). The Company and each of its Subsidiaries have good, valid and marketable fee simple title to all of its Owned Real Property, free and clear of any Liens (x) created on or after November 1, 2005 and, (y) to the Knowledge of the Company, created prior to November 1, 2005, in each case other than Permitted Liens and except as would not reasonably be expected to have a Company Material Adverse Effect. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein; provided that no representation is made hereunder with respect to options or rights of first refusal granted prior to November 1, 2005 if the grant thereof is a Moyes-Specific Event. To the Knowledge of the Company as of the date of this Agreement, Section 3.17 of the Company Disclosure Letter contains a complete and correct list of all real property leased by the Company and its Subsidiaries (the “Leased Property”). The Company and each of its Subsidiaries have good and valid leasehold interests in all Leased Property, free and clear of any Liens (x) created on or after November 1, 2005 and, (y) to the Knowledge of the Company, created prior to November 1, 2005, in each case other than Permitted Liens and except as would not reasonably be expected to have a Company Material Adverse Effect. With respect to all Leased Property, there is not, under any of such leases, any existing default by the Company or its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, other than any defaults that would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.18 Permits; Compliance with Laws. (a) Each of the Company and its Material Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals, easements, variances, exceptions, orders and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease, license and operate its properties and assets or to carry on its business as it is being conducted as of the date of this Agreement (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure of such Company Permits to be in full force and effect, would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Material Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is, or since January 1, 2005 has been, in conflict with, or in default or violation of, any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound, nor, since January 1, 2005, has any notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any Laws; provided that no representation is made hereunder with respect to (i) conflicts, defaults or violations and (ii) notices, charges, claims or actions, in each case in existence prior to November 1, 2005, if the existence thereof is a Moyes-Specific Event.
          Section 3.19 Intellectual Property.
          (a) The Company and its Subsidiaries own, or have the valid right to use all Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person, and there has been no such Claim asserted or threatened in the past two (2) years against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.20 Takeover Statutes; Company Rights Agreement; Company Certificate. The Board has adopted such resolutions as are necessary so that the provisions of Section 78.438 of NRS are rendered inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 78.438 of the NRS (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price,” or other antitakeover laws or regulations (together, “Takeover Laws”) are applicable to the Merger or any of the other transactions contemplated by this Agreement. The Company has taken all actions necessary to (a) amend the Rights Agreement, dated as of July 18, 2006, between the Company and Mellon Investor Services LLC (the “Company Rights Agreement”) to render such agreement inapplicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, including the making of commitments pursuant to the Equity Rollover Commitments (the “Company Rights Plan Amendment”), (b) ensure that (i) none of Jerry Moyes, Parent, MergerCo nor any “affiliate” or “associate” (each as defined in the Company Rights Agreement) of Jerry Moyes, Parent or MergerCo, is an “Acquiring Person” (as defined in the Company Rights Agreement), (ii) a “Distribution Date” or a “Stock Acquisition Date” (as such terms are defined in the Company Rights Agreement) does not occur and (iii) the rights to purchase Participating Preferred Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (i), (ii) and (iii), solely by reason of the execution of this Agreement or the Voting Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement, compliance with the terms of this Agreement or the Voting Agreement or the making of commitments pursuant to the Equity Rollover Commitments and (c) provide that the “Expiration Date” (as defined in the Company Rights Agreement) will occur immediately prior to the Effective Time.
          Section 3.21 Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement, the Schedule 13E-3 or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by MergerCo, Jerry Moyes or any of their Affiliates (other than the Company and its Subsidiaries) in connection with the preparation of the Company Proxy Statement, the Schedule 13E-3 or the Other Filings for inclusion or incorporation by reference therein. The Company Proxy Statement, the Schedule 13E-3 and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.
          Section 3.22 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the Special Committee and to the Company Board its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company (other than the Contributing Stockholders) from a financial point of view.
          Section 3.23 Brokers and Finders. Other than the Company Financial Advisor and a single appraisal firm which may be engaged on customary terms (including a reasonable fee) in connection with the delivery of a solvency opinion, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
          Section 3.24 Insurance. All material insurance policies of the Company and its subsidiaries are in full force and effect. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company not any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of the Company and its subsidiaries, and no notice of cancellation or termination has been received with respect to any such policy. True and complete copies of the insurance policies or binding coverage letters set forth in Section 3.26 of the Company Disclosure Letter in effect as of the date of this Agreement have been provided to Parent prior to the date of this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
          Except as set forth in the letter (the “Parent Disclosure Letter”) delivered by Parent to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Parent Disclosure Letter will be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section), Parent and MergerCo hereby represent and warrant to the Company as follows:
          Section 4.1 Organization and Power. Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Parent and MergerCo have previously delivered to the Company a complete and correct copy of each of their respective articles of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement.
          Section 4.2 Corporate Authorization. Each of Parent and MergerCo has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and MergerCo.
          Section 4.3 Enforceability. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
          Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) applicable requirements of the Exchange

Act; (iii) the filing with the SEC of the Company Proxy Statement and the Schedule 13E-3; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ; (v) compliance with and filings under the HSR Act and any applicable non-U.S. competition, antitrust or investment Laws; and (vi) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the Merger and the other transactions contemplated by this Agreement do not and will not:
     (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or MergerCo; or
     (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or MergerCo or any of their Subsidiaries or by which any assets of Parent, MergerCo or any of their Subsidiaries are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made), except as would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.6 Information Supplied. None of the information supplied by or on behalf of Parent, MergerCo, Jerry Moyes or their Affiliates (it being understood that the Company and its Subsidiaries shall not be deemed Affiliates for purposes of this representation) for inclusion in the Company Proxy Statement, the Schedule 13E-3 or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3 or any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 4.7 Financing. Parent has delivered to the Company true and complete copies of (i) the fully executed commitment letter, dated as of the date of this Agreement (the “Debt Financing Letter”), pursuant to which Morgan Stanley Senior Funding, Inc. has committed, subject to the terms thereof, to lend the amounts set forth therein (the “Debt Financing”). As of the date of this Agreement, (i) the Debt Financing Letter has not been amended or modified and (ii) the commitments contained in the Debt Financing Letter have not been withdrawn or rescinded in any respect. The Debt Financing Letter, in the form so delivered, is in full force and effect and assuming it is a legal, valid and binding obligation of Morgan Stanley Senior Funding, Inc., is a legal, valid and binding obligation of Parent and MergerCo. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or MergerCo under any term or condition of the Debt Financing Letter. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Financing Letter; provided that Parent makes no representation with respect to facts and circumstances solely within the control of the Company and its Subsidiaries. Parent and MergerCo have fully paid any and all commitment fees or other fees incurred in connection with the Debt Financing Letter and required to be paid on or before the date of this Agreement. The Company has no obligation to pay any fee in connection with the Debt Financing Letter prior to the Effective Time. The Debt Financing Letter and the Equity Rollover Commitments are the only agreements that have been entered into by Parent, MergerCo or their Affiliates with respect to the financing for the Merger and the other transactions contemplated by this Agreement. Subject to the terms and conditions of the Debt Financing Letter, the Equity Rollover Commitments and of this Agreement, the aggregate proceeds that will be delivered pursuant to the Debt Financing Letter, together with the Equity Rollover Commitments, will be sufficient for Parent and MergerCo to consummate the Merger upon the terms contemplated by this Agreement. Nothing contained in this Agreement shall prohibit Parent, MergerCo, Jerry Moyes or their Affiliates from entering into agreements relating to the financing or the operation of Parent, MergerCo, or the Company, including adding other equity providers or operating partners provided that such agreements (x) would not prevent, delay or impair the consummation of the transactions contemplated by this Agreement, (y) shall not be deemed to amend or alter any obligations of the parties under the Equity Rollover Commitments and (z) shall be subject to the restrictions contained in the Company Rights Plan.
          Section 4.8 Equity Rollover Commitments. Parent has delivered to the Company true and complete copies of the equity rollover letters, dated as of the date of this Agreement, from the Contributing Stockholders (the “Equity Rollover Commitments”), pursuant to which such Persons have committed to contribute to Parent Shares (which Shares shall be cancelled in the Merger, as provided in Section 2.1(a)) in exchange for shares of capital stock of Parent immediately prior to the Effective Time. The Equity Rollover Commitments, in the form so delivered, are in full force and effect, and are legal, valid and binding obligations of the parties thereto.
          Section 4.9 Ownership and Interim Operations of MergerCo and Parent. (a) As of the date of this Agreement, the authorized capital stock of MergerCo consists of 100,000 shares of common stock, par value $0.001 per share, 1000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of MergerCo is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. MergerCo was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other transactions contemplated by this Agreement.
          (b) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000 shares of common stock, par value $0.001 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Parent at the Effective Time will be owned by the Contributing Stockholders and any other Stockholder of the Company who shall prior to the Effective Time contribute to Parent Shares and other assets in exchange for shares of common stock of Parent. Parent was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other transactions contemplated by this Agreement.
          Section 4.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee of Jerry Moyes, Vickie Moyes and the Jerry and Vickie Moyes Family Trust dated 12/11/87 dated as of the date hereof (the “Guarantee”), with respect to certain matters on the terms specified therein. The Guarantee, in the form so delivered, is in full force and effect, and is a legal, valid and binding obligation of Jerry Moyes, Vickie Moyes and the Jerry and Vickie Moyes Family Trust dated 12/11/87.
ARTICLE V.
COVENANTS
          Section 5.1 Conduct of Business of the Company. Except as required or expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, between the date of this Agreement and the Effective Time, the Company will, and will cause each of its Subsidiaries to (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, between the date of this Agreement and the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions
          (a) propose or adopt any changes to the Company Organizational Documents;
          (b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business;
          (c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (in the case of clauses (ii) and (iii), other than pursuant to (A) the exercise of Stock Options outstanding as of the date of this Agreement, (B) the vesting or settlement of Company RSUs outstanding as of the date of this Agreement, (C) the Company ESPP (in the case of clauses (A) – (C) in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement) or (D) in connection with performance-based compensation to be paid in respect of the Company’s 2006 Long-term Incentive Compensation Plan, (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;
          (d) except as set forth in Section 5.1(d) of the Company Disclosure Letter, as otherwise required by applicable Law or except in the ordinary course of business consistent with past practice with respect to employees below the vice president level, (i) increase the compensation, bonus or welfare benefits of, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (ii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, or (iv) permit any current of former director, officer or employee of the Company or any of its Subsidiaries who is not already a party to or a participant in a Benefit Plan providing compensation, benefits, or accelerated vesting or payment upon or following (either alone or together with any other event) a “change in control,” reorganization, separation or similar transaction involving the Company or any of its Subsidiaries, to become a party to or a participant in any such Benefit Plan;
          (e) merge or consolidate the Company or any of its Material Subsidiaries with any Person (other than wholly owned direct or indirect Subsidiaries);
          (f) sell, lease or otherwise dispose of the assets or securities of the Company and its Subsidiaries, taken as a whole, including by merger, consolidation, asset sale or other business combination, other than sales of assets in the ordinary course of business consistent with past practice;
          (g) mortgage or pledge any of its material assets (tangible or intangible), or create, assume or allow to exist any Liens thereupon, other than Permitted Liens;
          (h) make (i) any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination of any entity, business or line of business, or all or substantially all of the assets of any Person, or (ii) any property transfer(s) or purchase(s) of any property or assets, to or from any Person (other than a wholly owned Subsidiary of the Company) other than (A)

transfers and purchases of assets in amounts not inconsistent with those included in the capital expenditure budget set forth in Section 5.1(h) of the Company Disclosure Letter (the “CapEx Budget”) and (B) transfers and purchases of non-capital assets in the ordinary course of business consistent with past practice;
          (i) create, incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities except for indebtedness incurred under its credit facility in the ordinary course of business to fund capital expenditures in amounts not in excess of indebtedness reflected in the CapEx Budget and indebtedness to fund the Company’s working capital in the ordinary course of business consistent with past practice;
          (j) make any loans, advances or capital contributions to or investments in, any other Person, other than loans, advances or capital contributions to or among wholly owned Subsidiaries or as required by customer contracts entered in the ordinary course of business consistent with past practice and advances and expense reimbursements to employees, drivers and owner-operators in the ordinary course of business consistent with past practice;
          (k) authorize or make any capital expenditure in amounts and with respect to items which are inconsistent with the capital expenditure budget set forth in the CapEx Budget;
          (l) change its financial accounting policies, principles, practices, methods or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Material Subsidiaries, other than as may be required by Law or GAAP;
          (m) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than immaterial Subsidiaries);
          (n) other than in the ordinary course of business consistent with past practice, settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, change any annual Tax accounting period or adopt or change any Tax accounting method, enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Material Subsidiaries, other than, in each case, those settlements or agreements for which any liabilities thereunder have been specifically accrued and reserved for in the balance sheet most recently included in a Company SEC Document filed prior to the date of this Agreement;
          (o) (i) waive, release, settle or compromise any material rights or claims of the Company or its Subsidiaries, or (ii) discharge or settle any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for which the Company or any Subsidiary would be responsible where such payment, discharge or satisfaction would require any material payment, except for (A) the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Disclosed Contracts as in effect on the date hereof, (B) settlement of any liability for which adequate reserves have been made on the Company’s financial statements that have been provided to Parent prior to the date hereof other than the settlement of personal injury and cargo liability claims resulting from automobile accidents in the ordinary course of business or (C) settlement of claims against the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, where a release of the counter-party may be required;
          (p) other than intercompany loans or advances and expense reimbursements to employees, drivers and owner-operators in the ordinary course of business consistent with past practice, engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company’s Affiliates (it being understood that no such covenant is made with respect to agreements, arrangements or understandings with Jerry Moyes or any of his Affiliates or associates);
          (q) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;
          (r) enter into, modify or amend in any material manner or terminate any Disclosed Contract to which it is a party, or waive or assign any of its rights or claims thereunder; and
          (s) agree or commit to do any of the foregoing.
          Section 5.2 Activities of the Parties. Each of the Company and Parent agrees that, between the date of this Agreement and the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms), it will not, and it will use its reasonable best efforts to cause its Affiliates not to, directly or indirectly, take any action that could reasonably be expected to prevent or materially delay the consummation of the Merger, including entering into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that could materially delay or prevent the completion of the Merger and the other transactions contemplated by this Agreement, or (iii) obtain all authorizations, consents, Orders and approvals of Governmental Entities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement.

          Section 5.3 Access to Information; Confidentiality. (a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, MergerCo and their Representatives and financing sources, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent reasonably may request and (ii) all documents that Parent reasonably may request. Notwithstanding the foregoing, Parent, MergerCo and their Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege or would violate the terms of a confidentiality agreement, provision or like obligation with respect to such books, records and other information; provided that the Company shall cooperate with Parent and its Representatives to implement requisite procedures to enable the provision of reasonable access without loss of privilege or violation of such agreement.
          (b) All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement.
          Section 5.4 No Solicitation.
          (a) Subject to Section 5.4(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company agrees that neither it nor any of its Subsidiaries shall, nor shall it authorize or permit its or its Subsidiaries’ Representatives to, directly or indirectly:
     (i) initiate, solicit or knowingly encourage (including by way of providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;
     (ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person in connection with a Takeover Proposal;
     (iii) withdraw, modify, amend, or publicly propose to withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent or knowingly make any public statement inconsistent with such Company Board Recommendation;
     (iv) approve, endorse or recommend or publicly propose to approve, endorse or recommend any Takeover Proposal (each of the actions described in clauses (iii) and (iv) of this Section 5.4(a), a “Change in Board Recommendation”);

     (v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal (an “Alternative Acquisition Agreement”); or
     (vi) resolve, propose or agree to do any of the foregoing.
          (b) Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall notify Parent promptly (and in any event within 48 hours) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any bona fide inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 48 hours) with a description of the material terms and conditions of such Takeover Proposal, inquiry or request, including any material modifications thereto, and the identity of the Person or group making such request, inquiry or Takeover Proposal. Until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, inquiry or request (including the identity of the parties and any change to the material terms and conditions thereof and of any material modifications thereto). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would prohibit the Company from providing such information to Parent. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.
          (c) Notwithstanding the foregoing and without limitation of Section 5.4(a), the Company shall be permitted, if it has otherwise complied with its obligations under this Section 5.4, but only prior to the satisfaction of the condition set forth in Section 6.1(a), to:
     (i) engage in discussions or negotiations with a Person who has made a Takeover Proposal not solicited in violation of this Section 5.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board (acting through the Special Committee, if then in existence) determines in good faith after consultation with its outside legal and financial advisors that (1) such Takeover Proposal constitutes, or could reasonably result in, a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws;
     (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover

Proposal not solicited in violation of this Section 5.4 provided that prior to taking such action, the Company Board (acting through the Special Committee, if then in existence) determines in good faith after consultation with its outside legal and financial advisors that (i) such Takeover Proposal constitutes, or could reasonably result in, a Superior Proposal and (ii) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws, but only so long as the Company (x) has entered into an Acceptable Confidentiality Agreement with such Person and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent; and
     (iii) effect a Change in Board Recommendation only if the Company Board (acting through the Special Committee, if then in existence) has determined in good faith after consultation with its outside legal and financial advisors that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws, provided, however, that (A) neither the Company Board nor any committee thereof may make a Change in Board Recommendation until seventy-two (72) hours after delivery to Parent of its intention to do so, (B) during such seventy-two (72) hour period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement, and (C) after receipt of any such revised proposal from Parent within such seventy-two (72) hour period, the Company Board shall have again determined in good faith after consultation with its outside legal and financial advisors that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Laws.
          (d) Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective Representatives, to cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its and its Subsidiaries’ Representatives of the obligations undertaken in Section 5.4(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy in accordance with the relevant confidentiality agreement all confidential information heretofore furnished to such Person by or on its behalf.
          (e) Section 5.4(a) shall not prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act.
          (f) The Company shall not take any action to amend the Company Rights Agreement or the Company Rights Plan Amendment or redeem the Rights (as defined in the Company Rights Agreement), unless such action is taken simultaneously with the termination of this Agreement. Without limiting any other rights of Parent under this Agreement, any Change in Board Recommendation or any termination of this Agreement shall have not any effect on the approvals and other actions referred to herein for the purpose of causing the Rights Agreement or Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.
          Section 5.5 Notices of Certain Events. (a) The Company will notify Parent promptly of (i) any communication from any counterparty to any Contract that alone, or together with all other Contracts with respect to which a communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement (and the proposed response thereto from the Company, its Subsidiaries or its Representatives), (ii) any material communication from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (and the proposed response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the Merger and the other transactions contemplated by this Agreement (and the proposed response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, state of facts, circumstance, development, change or effect between the date of this Agreement and the Effective Time which causes or would be reasonably likely to cause the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. The Company will consult with Parent and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          (b) Parent will notify the Company promptly of (i) any material communication from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any Legal Actions commenced against or otherwise affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (iii) any event, state of facts, circumstance, development, change or effect between the date of this Agreement and the Effective Date which causes or is reasonably likely to cause either the Debt Financing or the Equity Financing to become unavailable on the terms and conditions contemplated in the Financing Letters or to otherwise be delayed, and (iv) any event, state of facts, circumstance, development, change or effect between the date of this Agreement and the Effective Time which causes or would be reasonably likely to cause the conditions set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. Parent will consult with the Company and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
          Section 5.6 Proxy Material; Stockholder Meeting. (a) The Company, Parent and MergerCo will (i) use reasonable best efforts to prepare and file with the SEC the Company Proxy Statement fifteen (15) Business Days after the date hereof, or as promptly thereafter as reasonably practicable, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any such comments or as required by Law, (iv) use its reasonable efforts to have cleared by the staff of the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other required proxy or other materials for meetings such as the Company Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use its reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting and the Merger. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Company Proxy Statement, shall consult with Parent prior to responding to any such comments or request or filing any amendment or supplement to the Company Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company and Parent will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any such comments or as required by Law, (iv) use reasonable efforts to have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting. If, at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule

13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.
          (b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board (acting through the Special Committee, if then in existence) has effected a Change in Board Recommendation to the extent permitted under Section 5.4(c).
          (c) The Company will call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the vote of the stockholders of the Company necessary to satisfy the conditions set forth in Section 6.1(a). The Company will, subject to Section 5.4(c), (a) use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of approval of this Agreement and (b) take all other reasonable action necessary to secure the vote of the stockholders of the Company necessary to satisfy the conditions set forth in Section 6.1(a).
          Section 5.7 Employee Benefits Plans. (a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide current employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Company Employees”) with compensation and benefits (other than equity based benefits, individual employment agreements and any plans, programs or arrangements providing benefits upon a change in control) that, taken as a whole, have a value that is not less favorable in the aggregate than the benefits (other than equity based benefits, individual employment agreements and any plans, programs or arrangements providing benefits upon a change in control) provided to such Company Employees immediately prior to the Effective Time; provided, however, that in the case of any Company Employees who are or who become represented by a labor union or labor organization, the foregoing provisions of this Section 5.7 shall not apply and the terms and conditions of employment for such Employees shall be as provided under the applicable collective bargaining agreement or the results of any collective bargaining relating thereto; and provided, further, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Company Employee for any reason consistent with applicable Law.
          (b) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans in accordance with their terms as in effect on the date hereof,

subject to any amendment or termination thereof prior to the Effective Time to the extent such amendment or termination was permitted by the terms of this Agreement. The foregoing shall not prevent Parent after the Effective Time from amending or terminating any Company Benefit Plan to the extent permitted by the terms of such Company Benefit Plan. During the Continuation Period, the Surviving Corporation will provide all Company Employees (other than those Company Employees covered by an individual agreement providing severance benefits outside the Company’s severance policies or those Company Employees who are or who become subject to a collective bargaining agreement) who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Company Employees under the Company’s severance policies as set forth on Section 5.7(b) of the Company Disclosure Letter, as such policies may be amended following the date hereof and following the Effective Time to the extent permitted by this Agreement, to be calculated based on such Company Employee’s service (after taking into account the service credit accumulated immediately prior to the Effective Time) at the time of such termination of employment and the greater of such Company Employee’s compensation on the Closing Date or at the time of such termination of employment.
          (c) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under a corresponding Company Benefit Plan, for purposes of eligibility and vesting but not for purposes of benefit accrual under defined benefit plans or to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing (i) each Company Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing welfare benefits to any Company Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          Section 5.8 Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, the Surviving Corporation (the “Indemnifying Party”) will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which will not be unreasonably withheld or delayed) and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law.
          (b) The Surviving Corporation will at its option, either (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefore policies with reputable and financially sound carriers, of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. Prior to the Effective Time, Parent may obtain the “tail” insurance policies as described in clause (ii) of this Section 5.8(b); provided, however if Parent has not obtained such policy five (5) Business Days prior the Effective Time, the Company may obtain the “tail” insurance policies as described in clause (ii) of this Section 5.8(b); provided, however, that in no event will the premium for such coverage exceed 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement.
          (c) The provisions of this Section 5.8 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents or the organizational documents of the Surviving Corporation or any of its Subsidiaries or otherwise.
          (d) The Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective articles of incorporation or bylaws (or similar organizational document), for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, to the maximum extent permitted under applicable Law.
          (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 5.8.
          Section 5.9 Further Assurances; Regulatory Approvals. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 10 Business Days of the date of this Agreement), an appropriate filing with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR

Act, (iii) making, as promptly as practicable, appropriate filings under any other applicable antitrust, competition or premerger notification, trade regulation Law, regulation or Order, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement, (v) subject to first having used its reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement, and to fully carry out the purposes of this Agreement.
          (b) Parent and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent will not be unreasonably withheld or delayed).
          (c) Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the

FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its best efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used its best efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.
          (d) Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor Parent or any of its Affiliates shall have any obligation to consent or agree to or otherwise take any action with respect to any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or respective businesses, unless such requirement, condition, understanding, agreement or Order will become binding on the Company or its Subsidiaries or Parent or any of its Affiliates, as the case may be, only in the event that the Closing occurs, with effectiveness only upon or following the Closing, and (ii) the Company shall not enter into any agreement or undertaking to take any such action or pay any amount to obtain any consent without Parent’s prior written consent, such consent not to be unreasonably withheld.
          Section 5.10 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or NASDAQ requirements, in which case that party will use its reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
          Section 5.11 Cessation of NASDAQ Quotation; Exchange Act Deregistration. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to cease to be quoted on the NASDAQ and deregistered under the Exchange Act.
          Section 5.12 Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Section 5.13. Without limitation of the foregoing, all Expenses of the Company and any amounts that become payable under the terms of any employment agreements between the Company or its Subsidiaries and their respective employees as a result of the transactions contemplated by this Agreement shall be paid by the Surviving Corporation at the Closing, by wire transfer of immediately available funds.
          Section 5.13 Debt Financing. (a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause their respective Representatives, to provide reasonable cooperation requested by Parent in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, including but not limited to (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for prospective lenders and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) executing and delivering documents and certificates as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters prior to the Effective Time and consents of accountants for use of their reports in any materials relating to the Debt Financing), (iv) reasonably facilitating the pledging of collateral and the granting of corporate guaranties (to be effective only after the Effective Time), (v) as promptly as practicable, furnishing Parent and its debt financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (vi) satisfying the conditions set forth in paragraphs (1) – (15) of Exhibit D to the Debt Financing Letter (to the extent the satisfaction of such conditions required actions by or cooperation of the Company or any of its Subsidiaries and (vii) using its reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as may be reasonably requested by Parent; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. MergerCo shall promptly upon request by the Company, reimburse the Company for all reasonable out of pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption (including without limitation issuing not less than thirty (30) days and not more than sixty (60) days prior to the Effective Time notice of prepayment for all of the outstanding aggregate principal amount of the 3.73% Senior Guaranteed Notes, Series A, due June 27, 2008 and the 4.33% Senior Guaranteed Notes, Series B, due June 27, 2010), or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness for borrowed money of the Company; provided, however, that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Closing. Parent shall indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the

Debt Financing (whether or not consummated) and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.
          (b) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Letter (provided that Parent may replace or amend the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Letter as of the date hereof; provided further, that such amendment (x) would not prevent, delay or impair the consummation of the transactions contemplated by this Agreement, (y) shall not be deemed to amend or alter any obligations of the parties under the Equity Rollover Commitments and (z) shall be subject to the restrictions contained in the Company Rights Plan), including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing on terms not materially less favorable to Parent (as determined in the reasonable judgment of Parent) sufficient to fund all of its obligations under this Agreement from alternative sources as promptly as practicable following the occurrence of such event. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Financing Letter if such amendment, modification or waiver is adverse to the Company.
          (c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to Section 5.13(a) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.
          Section 5.14 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.
          Section 5.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby;

provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld.
ARTICLE VI.
CONDITIONS
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
          (a) Company Stockholder Approval. This Agreement will have been duly adopted and approved by the Requisite Company Vote.
          (b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) will have expired or been terminated.
          (c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect that enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.
          Section 6.2 Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent and MergerCo on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (Corporate Authority), Sections 3.3(a) and (b) (Capitalization), 3.10(a) (Absence of Certain Changes) and Section 3.19 (Takeover Statutes; Company Rights Agreement, Company Certificate) shall be true and correct in all respects (except in the case of Section 3.3(a) and (b) for such inaccuracies as are immaterial in the aggregate) both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein) both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, states of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.
          (b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time.
          (c) Officer’s Certificate. Parent and MergerCo will have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).
          Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein) both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, state of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct do not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.
          (b) Performance of Covenants. Parent and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time.
          (c) Officer’s Certificate. The Company will have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1 Termination by Mutual Consent. This Agreement may be terminated, whether before or after satisfaction of the conditions set forth in Section 6.1(a), at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors.
          Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:
          (a) whether before or after satisfaction of the conditions set forth in Section 6.1(a), if the Merger has not been consummated by September 30, 2007 (the “Termination Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a cause of, or resulted in, the failure to consummate the Merger by such date;
          (b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof), provided that the Company shall not be entitled to terminate this Agreement under this clause if it has breached in any material respect any of its obligations under Sections 5.4 or 5.6, and provided further that Parent shall not be entitled to terminate this Agreement under this clause if any Stockholder (as defined in the Voting Agreement) has breached his, her or its obligations under Section 2.1(y) or Section 2.4 of the Voting Agreement;
          (c) whether before or after satisfaction of the conditions set forth in Section 6.1(a), if any Law prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable, provided that the right to terminate this Agreement pursuant to this clause shall not be available to a party if the issuance of such final and nonappealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or
          (d) if the Company Board or any committee thereof shall have effected a Change in Board Recommendation prior to the receipt of the Requisite Company Vote.
          Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time,
          (a) provided that neither Parent nor MergerCo is in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (a) would give rise to the failure of a condition set forth in Section 6.1, Section 6.2(a) or Section 6.2(b) and (b) as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date.
          Section 7.4 Termination by the Company. This Agreement may be terminated by the Company (acting through the Special Committee, if then in existence) at any time prior to the Effective Time:
          (a) provided that the Company is not in material breach of its obligations under this Agreement, if a breach or failure in any material respect of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 6.1, Section 6.3(a) or Section 6.3(b) and (ii) as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date; or
          (b) if, prior to the adoption and approval of this Agreement at the Company Stockholders Meeting by Requisite Company Vote, the Company Board has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that an unsolicited Takeover Proposal is a Superior Proposal; but only if prior to such termination (i) the Company provides a Notice of Superior Proposal advising Parent that the Company Board has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal, providing Parent with a copy thereof (if in writing), identifying the Person or group making the proposal and notifying Parent of its decision to terminate the Merger Agreement and (ii) at least three (3) Business Days following receipt by Parent of the Notice of Superior Proposal, and taking into account any revised proposal made by Parent since receipt of the Notice of Superior Proposal, a majority of the directors of the Company conclude such Superior Proposal remains a Superior Proposal; provided, however, that during such three (3) Business Day period the Company shall negotiate in good faith with Parent if Parent makes a revised proposal; provided, further, that in the event of any material change to the material terms of such Superior Proposal, the Company Board shall, in each case, deliver to Parent an additional Notice of Superior Proposal, and the three (3) Business Day period referenced above shall be extended for an additional twenty-four (24) hours; (iii) the Company is in compliance, in all material respects, with Section 5.4, (iv) the Company concurrently pays the Termination Fee pursuant to Section 7.6(a) and (v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; or
          (c) if the Merger shall not have been consummated within ten (10) Business Days of the satisfaction of all of the conditions set forth in Section 6.1 and Sections 6.2(a) and (b) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing).
          Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, all of the obligations of the parties hereunder shall terminate, other than obligations under Section 5.12, this Section 7.5, Section 7.6 and Article VIII, which shall survive such termination; provided that nothing in this Section 7.5 (including termination) shall relieve any party to this Agreement of liability for willful breach.
          Section 7.6 Fees Following Termination.
          (a) The Company will pay, or cause to be paid an amount equal to $10 million (the “Initial Termination Fee”) if this Agreement is terminated (x) by the Company pursuant to Section 7.4(b) or (y) by the Company or Parent pursuant to Section 7.2(d) (if at the time of the Change in Board Recommendation giving rise to such termination, a bona fide Takeover Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn), such payment to be made, in the case of termination pursuant to Section 7.2(d) as promptly as possible (but in any event within two (2) Business Days), and in the case of termination pursuant to 7.4(b) at or prior to the time of such termination. In addition:
     (i) If the Company terminates this Agreement pursuant to Section 7.4(b) and the Company consummates a transaction with respect to such Superior Proposal, or if within 12 months after such termination, the Company or any of its

Subsidiaries consummates a transaction, or executes a definitive agreement which is subsequently consummated, with respect to a Takeover Proposal other than such Superior Proposal, the Company will pay, or cause to be paid, an amount equal to $30 million (the “Additional Termination Fee”) to Parent, such payment to be made on the date of such consummation.
     (ii) If the Company or Parent terminates this Agreement pursuant to Section 7.2(d), and at the time of the Change in Board Recommendation giving rise to such termination, a bona fide Takeover Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, and if within 12 months after such termination, the Company or any of its Subsidiaries consummates a transaction, or executes a definitive agreement which is subsequently consummated, with respect to a Takeover Proposal (whether or not the same as that originally announced), then on the date of such consummation, the Company will pay, or cause to be paid, the Additional Termination Fee.
Notwithstanding anything contained herein, if the Company or Parent terminates this Agreement pursuant to Section 7.2(d), and at the time of such termination no bona fide Takeover Proposal shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn, the Company will pay, or cause to be paid to Parent, an amount equal to $40 million (the “Termination Fee”), such payment to be made as promptly as possible after the date of such termination (but in any event within two (2) Business Days).
          (b) If the Company terminates this Agreement pursuant to (i) Section 7.4(a), (ii) Section 7.2(a) and, at the time of such termination, the conditions set forth in Section 6.1, Section 6.2(a) and Section 6.2(b) have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or (iii) Section 7.4(c), then Parent shall pay to the Company the Termination Fee no later than two Business Days after the date of such termination, provided, however, that if prior to Company’s termination of this Agreement as described in the preceding sentence, Jerry Moyes shall have died, the amount of the Termination Fee shall be $20 million instead of $40 million.
          (c) If Parent terminates this Agreement pursuant to Section 7.3(a) and, at the time of such termination, the conditions set forth in Section 6.1, Section 6.3(a) and Section 6.3(b) have been satisfied, then the Company shall pay to Parent an amount equal to the Initial Termination Fee, provided, however, if within 12 months after such termination, the Company or any of its Subsidiaries consummates a transaction, or executes a definitive agreement which is subsequently consummated, with respect to a Takeover Proposal, the Company will pay, or cause to be paid, an amount equal to the Additional Termination Fee to Parent, such payment to be made on the date of such consummation.
          (d) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.2(b), and all

Stockholders (as defined in the Voting Agreement) shall have performed all of their obligations under Sections 2.1(y) and Section 2.4 of the Voting Agreement, and at any time after the date of this Agreement and prior to the Company Stockholders Meeting, a bona fide Takeover Proposal shall have been publicly announced or publicly made known and not publicly withdrawn at least two (2) Business Days prior to the Company Stockholders Meeting, (i) the Company will pay to Parent the Initial Termination Fee no later than two Business Days after the date of such termination, and (ii) if within twelve (12) months after such termination the Company or any of its Subsidiaries consummates any Takeover Proposal (whether or not the same as that that originally announced), then, on the date of such consummation, the Company shall pay to Parent the Additional Termination Fee.
          (e) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.2(b), and any Stockholder (as defined in the Voting Agreement) shall have failed to perform its obligations under Section 2.1(y) and Section 2.4 of the Voting Agreement, then Parent shall pay to the Company the Termination Fee no later than two Business Days after the date of such termination.
          (f) Each of Parent and the Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.6 do not constitute a penalty. If the Company fails to pay the Initial Termination Fee, the Additional Termination Fee or the Termination Fee, as applicable, or Parent fails to pay the Termination Fee when any such fee becomes payable, the Company or Parent, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
          (g) The parties agree that any payment of the Initial Termination Fee, the Additional Termination Fee or the Termination Fee, as applicable, shall be the sole and exclusive remedy available to the Company or Parent, as the case may be, with respect to this Agreement and the transactions contemplated hereby in the event any such payments become due and payable, and, upon payment of the applicable amount, the party making such payment shall have no further liability to the other party hereunder. This provision was specifically bargained for and reflected in the Merger Consideration.
          (h) All payments to be made in accordance with this Section 7.6 shall be made by wire transfer of immediately available funds to an account or accounts designated by the party entitled to such payment.
          Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company (acting through the Special Committee, if then in existence). This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.
          Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company (acting through the Special Committee, if then in existence), on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
ARTICLE VIII.
MISCELLANEOUS
          Section 8.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions.
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
          “Agreement” has the meaning set forth in the Preamble.
          “Alternative Acquisition Agreement” has the meaning set forth in Section 5.4(a)(v).

          “Antitrust Division” has the meaning set forth in Section 5.9(a).
          “Articles of Merger” has the meaning set forth in Section 1.3.
          “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.
          “Benefit Plans” means all material benefit and compensation plans, contracts, policies or arrangements ever sponsored, maintained or contributed to by the Company, any of its Subsidiaries or an ERISA Affiliate, for the benefit of any current and former employees, officers and directors of the Company and its Subsidiaries, including any trust instruments and insurance contracts forming a part thereof, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, any material deferred compensation, retirement, stock option, stock purchase, stock-based, stock appreciation right or other equity-based incentive, profit sharing, termination, retention, hospitalization or other medical, death benefit, other welfare, supplemental unemployment benefits, incentive, bonus, workers’ compensation, short term disability, life insurance, employee loan, fringe benefit, vacation and severance plans and all material employment, severance and change in control agreements.
          “Change in Board Recommendation” has the meaning set forth in Section 5.4(a)(iv).
          “Certificate” has the meaning set forth in Section 2.1(c).
          “Closing” has the meaning set forth in Section 1.2.
          “Closing Date” has the meaning set forth in Section 1.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Stock” has the meaning set forth in the Recitals.
          “Company” has the meaning set forth in the Preamble.
          “Company Assets” has the meaning set forth in Section 3.6.
          “Company Benefit Plans” has the meaning set forth in Section 3.13(b).
          “Company Board” has the meaning set forth in Section 3.2(a).
          “Company Board Recommendation” has the meaning set forth in Section 3.2(a).
          “Company Certificate” means the Company’s Amended and Restated Articles of Incorporation.
          “Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound.

          “Company Disclosure Letter” has the meaning set forth in Article III.
          “Company ESPP” has the meaning set forth in Section 2.4(c).
          “Company Financial Advisor” has the meaning set forth in Section 3.22.
          “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to the business, operations, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from: (A) changes in general economic, regulatory or political conditions or changes affecting the securities or financial markets in general (except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate); (B) the receipt by the Company of the proposal by Jerry Moyes to acquire all of the outstanding Shares not owned by him, the subsequent announcement by the Company that it would explore strategic alternatives or the announcement of this Agreement and the transactions contemplated hereby; (C) any action taken pursuant to or in accordance with this Agreement or at the request of Parent; (D) any Legal Action relating to this Agreement, the Merger or the transactions contemplated by this Agreement; (E) any change in the market price or trading volume of securities of the Company, in and of itself; (F) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement (except to the extent those conditions have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate); (G) general changes in the industry in which the Company and its Subsidiaries operate (except to the extent those changes have a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate); (H) seasonal fluctuations in the revenues, earnings or other financial performance of the Company to the extent generally consistent with prior years; (I) any failure by the Company to meet any internal or published projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect; (J) changes in GAAP or in applicable Law; (K) any event that is a Moyes-Specific Event; or (L) the matters set forth in Section 8.1 of the Company Disclosure Letter or (ii) would prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.
          “Company Multiemployer Plans” has the meaning set forth in Section 3.13.

          “Company Organizational Documents” means the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company and each Material Subsidiary, in each case as in effect on the date of this Agreement.
          “Company Permits” has the meaning set forth in Section 3.18(a).
          “Company Proxy Statement” has the meaning set forth in Section 3.5.
          “Company Rights Agreement” has the meaning set forth in Section 3.19.
          “Company Rights Plan Amendment” has the meaning set forth in Section 3.20.
          “Company RSU” means an outstanding restricted stock unit with respect to one Share granted to an Employee under a Company Stock Award Plan.
          “Company SEC Documents” has the meaning set forth in Section 3.8(a).
          “Company Stock Award Plan” has the meaning set forth in Section 3.3(e).
          “Company Stockholders Meeting” has the meaning set forth in Section 3.5.
          “Confidentiality Agreement” means that certain confidentiality letter agreement by and between the Company and Jerry Moyes, dated as of November 29, 2006, as the same may be amended from time to time.
          “Continuation Period” has the meaning set forth in Section 5.7(a).
          “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.
          “Contributing Stockholders” means those individuals and entities set forth on Schedule 8.1 of the Company Disclosure Letter.
          “Debt Financing” has the meaning set forth in Section 4.7.
          “Debt Financing Letter” has the meaning set forth in Section 4.7.
          “Disclosed Contract” has the meaning set forth in Section 3.12(a).
          “Effective Time” has the meaning set forth in Section 1.3.
          “Employees” has the meaning set forth in Section 5.7(a).
          “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Person or Governmental Entity, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from compliance with any Environmental Law.
          “Environmental Laws” means any all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment, as in effect on the date of this Agreement.
          “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.
          “Equity Rollover Commitments” has the meaning set forth in Section 4.8.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any of the Company’s Subsidiaries or any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001 of ERISA.
          “ERISA Plans” means a Benefit Plan subject to ERISA.
          “Exchange Act” has the meaning set forth in Section 3.5.
          “Excluded Share(s)” has the meaning set forth in Section 2.1(a).
          “Expenses” has the meaning set forth in Section 5.12.
          “Foreign Plans” means a plan maintained outside of the United States primarily for the benefit of non-US employees.
          “FTC” has the meaning set forth in Section 5.9(a).
          “GAAP” has the meaning set forth in Section 3.8(b).
          “Governmental Entity” has the meaning set forth in Section 3.5.
          “Guarantee” has the meaning set forth in Section 4.10.
          “Hazardous Materials” means (i) any substance that is listed, classified or regulated as hazardous, explosive, infectious, carcinogenic or toxic or as a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon.
          “HSR Act” has the meaning set forth in Section 3.5.
          “Indemnified Parties” has the meaning set forth in Section 5.8(a).
          “Indemnifying Party” has the meaning set forth in Section 5.8(a).
          “Intellectual Property” means all intellectual property rights, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data (“Software”), (vi) trade secrets and all other confidential information, know-how, inventions, processes, and methodologies, (vii) rights of privacy and rights to personal information, and (viii) all applications and registrations for the foregoing.
          “Knowledge” means, when used with respect to the Company, Parent or MergerCo, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 8.1 of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable. Without limiting the generality of the foregoing, due inquiry by the Persons set forth on Section 8.1 of the Company Disclosure Letter shall not require the inquiry of any member of the Company Board.
          “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.
          “Leased Property” has the meaning set forth in Section 3.17.
          “Legal Action” has the meaning set forth in Section 3.11.
          “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.
          “Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, voting trust agreement, proxy, charge, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

          “Material Subsidiaries” has the meaning set forth in Section 3.4.
          “Maximum Premium” has the meaning set forth in Section 5.8(b).
          “Measurement Date” has the meaning set forth in Section 3.3(a).
          “Merger” has the meaning set forth in Section 1.1.
          “MergerCo” has the meaning set forth in the Preamble.
          “Merger Consideration” has the meaning set forth in Section 2.1(b).
          “Moyes-Specific Event” means, with respect to the period on or prior to October 31, 2005, any event occurring or circumstance resulting from any action or failure to act, by, at the direction of, under the direct supervision of, or with the knowledge of, Jerry Moyes, but only to the extent such event, circumstance, action or inaction is not within the Knowledge of the Company as of the date of this Agreement.
          “New Plans” has the meaning set forth in Section 5.7(c).
          “NASDAQ” has the meaning set forth in Section 3.5.
          “Notice of Superior Proposal” has the meaning set forth in Section 5.4(d).
          “NRS” has the meaning set forth in Section 1.1.
          “Old Plans” has the meaning set forth in Section 5.7(c).
          “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          “Other Filings” has the meaning set forth in Section 3.20.
          “Owned Real Property” has the meaning set forth in Section 3.17.
          “Parent Disclosure Letter” has the meaning set forth in Article IV.
          “Parent Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent or materially delay the ability of Parent and MergerCo to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
          “Paying Agent” has the meaning set forth in Section 2.2(a).
          “Payment Fund” has the meaning set forth in Section 2.2(a).

          “Permits” has the meaning set forth in Section 3.18(a).
          “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other like liens arising in the ordinary course of business with respect to amounts not yet due and payable; or (iii) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; (iv) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (v) with respect to any Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; (vi) liens arising from leasing trucks or trailers in the ordinary course of business; and (vii) as to any Leased Property by the Company or its Subsidiaries, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which do not materially impair the value or use of such lease.
          “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).
          “Preferred Stock” has the meaning set forth in Section 3.3(a).
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, exposure to, or migration into the indoor or outdoor environment.
          “Representatives” means, when used with respect to Parent, MergerCo or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, MergerCo or the Company, as applicable, and its Subsidiaries.
          “Requisite Company Vote” means the approval of this Agreement by the holders of a majority of the voting power of the Shares entitled to vote thereon.
          “Schedule 13E-3” has the meaning set forth in Section 3.5.
          “SEC” has the meaning set forth in Section 3.5.
          “Securities Act” has the meaning set forth in Section 3.8(a).
          “Share(s)” has the meaning set forth in Section 2.1(b).
          “SOX” has the meaning set forth in Section 3.8(a).

          “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or MergerCo and are not members of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall include any successor committee to the Special Committee existing as of the date of this Agreement or any reconstitution thereof.
          “Stock Options” has the meaning set forth in Section 2.4(a).
          “Subsidiary” means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.
          “Superior Proposal” means any bona fide Takeover Proposal made by a third party that was not solicited by the Company or any of its Subsidiaries in violation of Section 5.4 of this Agreement or any of their representatives that a majority of the Company Board (acting through the Special Committee, if then in existence), after consultation with the Company’s outside financial and legal advisors, determines in good faith to be superior to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), such determination having been made (x) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (y) after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law, except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to substantially all of the equity interests in the Company.
          “Surviving Corporation” has the meaning set forth in Section 1.1.
          “Takeover Laws” has the meaning set forth in Section 3.20.
          “Takeover Proposal” means any bona fide proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in the Company or any of is Subsidiaries (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or (iv) any merger, reorganization, consolidation, share exchange, transfer of assets or other business combination, recapitalization, share repurchase, liquidation, dissolution or similar transaction involving the Company. Whenever the term “Takeover Proposal” is used in Section 7.6, each reference in this definition to 15% shall be deemed to be 30%.
          “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, stock, intangibles, rent, occupancy, license, occupational, branch, payroll, health care, estimated (or similar), withholding, employment, social security (or similar), unemployment, disability, compensation, utility, severance, environmental (including taxes under Section 59A of the Code), alternative or add-on minimum, accumulated earnings, personal holding company, net worth, capital, production, excise, stamp, occupation, documentary, recording, premium, windfall profits, conveyance, mortgage, registration, transfer and gains taxes, and customs duties.
          “Tax Returns” means any and all reports, returns, declarations, forms, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof, that relates to the business or assets of the Company and any of its Material Subsidiaries.
          “Termination Date” has the meaning set forth in Section 7.2(a).
          “Termination Fee” has the meaning set forth in Section 7.6(a).
          “Treasury Regulations” means the Treasury regulations promulgated under the Code.
          “Voting Agreement” has the meaning set forth in the Recitals.
          Section 8.2 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.
          Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
          Section 8.4 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York (other than with respect to the Merger and other matters governed by NRS, with respect to which NRS shall apply), without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.
          Section 8.5 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the State and Federal courts located in the Borough of Manhattan, in The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum,

(y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          Section 8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.
          Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:
If to Parent or MergerCo, to:
Saint Corporation
2710 E. Old Tower Road
Phoenix, AZ 85034
Facsimile: (602) 275-3868
with copies (which will not constitute notice to Parent or MergerCo) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Facsimile: (212) 735-2000
Attention: Stephen F. Arcano, Esq.
               Richard J. Grossman, Esq.
Scudder Law Firm P.C., L.L.O.
411 South 13th Street, 2nd Floor
Lincoln, Nebraska 68505
Facsimile: (402) 435-4329
Attention: Earl Scudder, Esq.
               Mark Scudder, Esq.
If to the Company, to:
Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, AZ 85043

Facsimile: (623) 907-7503
Attention: Robert Cunningham
with a copy (which will not constitute notice to the Company) to:
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Facsimile: (212) 558-3588
Attention: Stephen Kotran, Esq.
               Brian Hamilton, Esq.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received.
          Section 8.8 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Voting Agreement and the Guarantee constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.
          Section 8.9 No Third-Party Beneficiaries. Except as provided in Sections 5.8 and 8.15 (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.
          Section 8.10 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
          Section 8.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
          Section 8.12 Assignment. This Agreement may not be assigned by operation of Law or otherwise. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; provided, that Parent may assign any of its rights and obligations to any of its Subsidiaries, or to any Lender to Parent or any Subsidiary or Affiliate thereof as a security for obligations to such Lender, and provided further, that no such assignment shall relieve Parent of its obligation hereunder. Any purported assignment not permitted under this Section 8.12 will be null and void.
          Section 8.13 Limited Specific Performance.
          The parties acknowledge that, except as provided in the next sentence, no party shall be entitled to specific performance of any of the terms and provisions of this Agreement and the parties’ sole and exclusive remedy with respect to any breach of this Agreement shall be the remedy set forth in Section 7.6. The parties agree that the Company will be entitled to enforce specifically Parent’s obligation pursuant to Section 5.13 to indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (whether or not consummated) and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries).
          Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
          Section 8.15 Release. Parent and MergerCo agree, on behalf of themselves and their Affiliates, that, from and after the Effective Time, they will not assert any claim against any current or former stockholders or Representatives of the Company or its Subsidiaries, or any Affiliate of the foregoing, or hold any such Persons liable, for any matter that may arise (x) in connection with the performance of such Person’s duties with respect to the Company occurring prior to the Effective Time or (y) in connection with the Merger and the other transactions contemplated by this Agreement occurring prior to the Effective Time; provided, however, that the limitations contained herein shall not apply to claims based on fraud or willful misconduct.
[Signature follows.]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SWIFT TRANSPORTATION CO., INC.
By:
Name:
Title:

SAINT CORPORATION
By:
Name:
Title:

SAINT ACQUISITION CORPORATION
By:
Name:
Title: